INVERSE S&P 500 2X STRATEGY FUND

SCHEDULE OF INVESTMENTS (Unaudited)

March 31, 2008

Face

Market

Unrealized

Amount

Value

Units

Loss

FEDERAL AGENCY DISCOUNT NOTES 78.8%

June 2008 S&P 500 Index

Federal Home Loan Bank*

Swap, Terminating 06/30/08**

2.68% due 04/02/08

$

25,000,000 $

24,998,139

(Notional Market Value

2.59% due 04/04/08

50,000,000

49,989,208

$39,360,991)

29,758

$

________

(213,840)

2.28% due 04/11/08

50,000,000

49,968,333

2.71% due 05/02/08

25,000,000

24,941,660

(Total Notional Market Value

Freddie Mac*

$168,068,937)

$

________

(393,613)

2.65% due 05/05/08

50,000,000

________

49,874,861

*

The issuer is a publicly traded company that operates under a

Total Federal Agency Discount Notes

Congressional charter; its securities are neither issued nor

(Cost $199,772,201)

199,772,201

________

guaranteed by the U.S. Government.

**

Price Return based on S&P 500 Index +/- financing at a variable rate.

REPURCHASE AGREEMENTS

†

All or a portion of this security is pledged as equity index swap

11.4%

collateral at March 31, 2008.

Collateralized by U.S. Treasury

Obligations

UBS, Inc. issued 3/31/08 at

1.29% due 04/01/08

15,741,971

15,741,971

Lehman Brothers Holdings,

Inc. issued 03/31/08 at 1.15%

due 04/01/08†

13,207,413

________

13,207,413

Total Repurchase Agreements

(Cost $28,949,384)

________

28,949,384

Total Investments 90.2%

(Cost $228,721,585)

$

228,721,585

_________

Other Assets in Excess of

Liabilities – 9.8%

$

_________

24,963,564

Net Assets – 100.0%

$

253,685,149

Unrealized

Contracts

Gain

Futures Contracts Sold Short

June 2008 S&P 500 Index Mini

Futures Contracts

(Aggregate Market Value of

Contracts $336,049,838)

5,083 $

_________

609,888

Units

Equity Index Swap Agreement Sold Short

June 2008 S&P 500 Index

Swap, Terminating 06/14/08**

(Notional Market Value

$128,707,946)

97,307 $

607,453

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